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                                                                    Exhibit 99.1


[SANDY SPRING BANCORP LOGO]                                        NEWS RELEASE

FOR IMMEDIATE RELEASE

              SANDY SPRING BANCORP ELECTS TWO INDEPENDENT DIRECTORS

OLNEY, MARYLAND, THURSDAY, SEPTEMBER 1, 2005 - Sandy Spring Bancorp, Inc. (Nasdaq:SASR) holding company for Sandy Spring Bank, has elected Mark E. Friis and Pamela A. Little as new independent directors of both the parent company and its lead subsidiary.

 "As the third largest independent publicly traded financial institution headquartered in Maryland, it is our ongoing priority to build a talented Board of Directors who have the objective insight, energy, and specific management skills to advance our strategic plan and growth expectations," said W. Drew Stabler, Chairman of the Board. "Our two newest directors have both local roots and focused experience that will immediately accrue to our benefit."

Mr. Friis is President and Chief Executive Officer of Rodgers Consulting, Inc., a land use evaluation, site planning design, and civil engineering company serving the suburban Maryland region - primarily Montgomery, Frederick, and Howard counties. Ms. Little is currently the Vice President and Chief Financial Officer of ZKD, Inc., a professional services firm providing services to the Federal Government and intelligence community. She has over 25 years of financial and operational experience in technology firms.

"Pamela and Mark will be valuable new contributors to our Board," said Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp. "Respectively, each new director brings insight and a new perspective on major components of our corporate growth strategies - evaluating and then implementing the best technology to support our forward progress ...and continuing to assess and invest in the optimal configuration of our infrastructure."

Ms. Little has served on the board of the Montgomery College Macklin Business Institute, as a Director for the Maryland High Technology Council, Director of the Professional Service Council, and is currently involved with the Maryland Angels Club (startup venture capital), and the Leukemia Society. She received a BA from the University of Maryland in Sociology and a MBA from Loyola College.

Mr. Friis has been involved in a number of community and professional activities, including serving on the boards of the Frederick Chamber of Commerce, the Maryland State Builders Association, the Montgomery County Chamber, and the Black Rock Center for the Arts. He is a 1992 graduate of Leadership Montgomery, a 1996 graduate of Leadership Frederick, and 1999 graduate of Leadership Maryland. He holds a BA in Urban Studies from the University of Maryland and a Master's Degree from Hood College in Public Affairs.



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    ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

With $2.3 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and The Equipment Leasing Company. Sandy Spring Bancorp is the third largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 31 community offices and 46 ATMs located in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland. Visit www.sandyspringbank.com for more information.

For additional information or questions, please contact:
         Hunter R. Hollar, President & Chief Executive Officer
         Sandy Spring Bancorp
         17801 Georgia Avenue
         Olney, Maryland 20832
         1-800-399-5919
         E-mail:  HHollar@sandyspringbank.com
         Web site: www.sandyspringbank.com